Exhibit 99.1

Antero Midstream and AMGP Report Second Quarter 2017 Financial and Operational Results

Denver, Colorado, August 2, 2017—Antero Midstream Partners LP (NYSE: AM) (“Antero Midstream” or the “Partnership”) and Antero Midstream GP LP (NYSE: AMGP) (“AMGP”) today released their second quarter 2017 financial and operational results.  The relevant condensed consolidated financial statements are included in Antero Midstream’s and AMGP’s Quarterly Reports on Form 10-Q for the quarter ended June 30, 2017, which have been filed with the Securities and Exchange Commission.

Highlights Include:

•                  Net income increased by 75% to $87 million, or $0.39  per limited partner unit compared to the prior year quarter

•                  Adjusted EBITDA increased by 59% to $139 million compared to the prior year quarter

•                  Distribution per unit increased by 28% to $0.32 compared to the prior year quarter, representing the 10th consecutive quarterly distribution increase since the IPO in 2014

•                  Distributable cash flow increased by 41% to $110 million compared to prior year quarter, resulting in DCF coverage of 1.5x

•                  Low pressure and high pressure gathering volumes increased by 24% and 38%, respectively, compared to the prior year quarter

•                  Compression volumes increased by 81% compared to the prior year quarter

•                  First Joint Venture processing plant filled to capacity at an average throughput of 216 MMcf/d for the second quarter

•                  Fresh water delivery volumes increased by 64% compared to the prior year quarter

•                  Debt to trailing twelve months EBITDA was 1.9x with over $1.2 billion of liquidity

•                  AMGP declared a $0.027 per unit cash distribution, reflecting a pro-rated distribution for the second quarter following the closing of the AMGP initial public offering on May 9th, 2017

Recent Developments

Antero Midstream Distribution for the Second Quarter of 2017

The Board of Directors of Antero Midstream Partners GP LLC, the general partner of Antero Midstream, declared a cash distribution of $0.32 per unit for the second quarter of 2017. The distribution represents a 28% increase compared to the prior year quarter and a 7% increase sequentially.  The distribution is Antero Midstream’s tenth consecutive quarterly distribution increase since its initial public offering in November 2014 and will be payable on August 16, 2017 to unitholders of record as of August 3, 2017.

Completion of AMGP Initial Public Offering

On May 9, 2017, AMGP announced the closing of its initial public offering of 37,250,000 common shares representing limited partner interests in AMGP previously held by Antero Resources Investment LLC (“ARI”).  Total gross proceeds to ARI, before underwriters’ fees and estimated expenses, were approximately $875 million.  No proceeds were retained by AMGP.

AMGP 2017 Distribution Guidance and Long-term Outlook

The Board of Directors of AMGP GP LLC, the general partner of AMGP, declared a cash distribution of $0.027 per share for the second quarter of 2017.  The distribution reflects a pro-rated distribution from the closing of the AMGP initial public offering on May 9, 2017 through June 30, 2017. The distribution will be payable on August 23, 2017 to shareholders of record as of August 3, 2017.

On June 15, 2017, AMGP announced distribution guidance of $0.15 to $0.17 for the year ended December 31, 2017, which includes the previously announced pro-rated distribution of $0.027 for the second quarter of 2017.  AMGP is targeting distributions per share of $0.43 to $0.46 for 2018, $0.70 to $0.76 for 2019, and $1.06 to $1.16 for 2020, driven by Antero Midstream’s compound annual distribution growth target per unit of 28% to 30% through 2020.  AMGP’s guidance and long-term targets assume 1.0x DCF coverage and exclude the impact of any future debt or equity offerings, acquisitions, or divestitures at either Antero Midstream or AMGP.

Antero Midstream Second Quarter 2017 Financial Results

Low pressure gathering volumes for the second quarter of 2017 averaged 1,683 MMcf/d, a 24% increase from the second quarter of 2016 and a 1% increase sequentially.  Compression volumes for the second quarter of 2017 averaged 1,192 MMcf/d, an 81% increase from the second quarter of 2016 and a 16% increase sequentially.  High pressure gathering volumes for the second quarter of 2017 averaged 1,734 MMcf/d, a 38% increase from the second quarter of 2016 and a 10% increase sequentially.  The increase in gathering and compression volumes was driven by production growth from Antero Resources in Antero Midstream’s area of dedication.  In the second quarter of 2017, which was the first full quarter of operations for the Antero Midstream / MPLX joint venture (the “Joint Venture”), processing volumes averaged 216 MMcf/d and fractionation volumes averaged 4,039 Bbl/d.  Fresh water delivery volumes averaged 173 MBbl/d during the quarter, a 64% increase compared to the prior year quarter and a 17% increase sequentially.

	Three Months Ended June 30,		%
	2016	2017	Change
Average Daily Volumes:
Low Pressure Gathering (MMcf/d)	1,353	1,683	24%
Compression (MMcf/d)	658	1,192	81%
High Pressure Gathering (MMcf/d)	1,253	1,734	38%
Joint Venture Processing (MMcf/d)	—	216	*
Joint Venture Fractionation (Bbl/d)	—	4,039	*
Fresh Water Delivery (MBbl/d)	105	173	64%

*                 Not applicable.

For the three months ended June 30, 2017, the Partnership reported revenues of $194 million, comprised of $99 million from the Gathering and Processing segment and $95 million from the Water Handling and Treatment segment. Revenues increased 42% compared to the prior year quarter, driven by growth in throughput volumes and fresh water delivery volumes. Water Handling and Treatment segment revenues include $36 million from wastewater handling and high rate water transfer services provided to Antero Resources, which is billed at cost plus 3%.

Direct operating expenses for the Gathering and Processing and Water Handling and Treatment segments were $10 million and $42 million, respectively, for a total of $52 million compared to $43 million in direct operating expenses in the prior year quarter. Water Handling and Treatment direct operating expenses include $35 million from produced water handling and high rate water transfer services.  General and administrative expenses including equity-based compensation were $15 million, a $2 million increase compared to the second quarter of 2016.  General and administrative expenses excluding equity-based compensation were $8 million during the second quarter of 2017, a $1 million increase compared to the second quarter of 2016.  Total operating expenses were $101 million, including $30 million of depreciation and $4 million of accretion of contingent acquisition consideration.

Net income for the second quarter of 2017 was $87 million, a 75% increase compared to the prior year quarter. Net income per limited partner unit was $0.39 per unit, a 44% increase compared to the prior year quarter. Adjusted EBITDA was $139 million, a 59% increase compared to the prior year quarter. The increase in net income and Adjusted EBITDA is primarily driven by increased throughput volumes and fresh water delivery volumes. Adjusted EBITDA for the quarter included $6 million in distributions from Stonewall Gathering LLC (“Stonewall”) and did not include distributions from the processing and fractionation joint venture.  Antero Midstream expects distributions from Stonewall to be approximately $10 to $15 million and distributions from the processing and fractionation joint venture to be approximately $10 million in 2017, both in line with previously provided guidance.  Cash interest paid was $2 million. Cash reserved for bond interest during the quarter was $9 million and cash reserved for payment of income tax withholding upon vesting of Antero Midstream equity-based compensation awards was $2 million. Maintenance capital expenditures during the quarter totaled $16 million and distributable cash flow was $110 million, resulting in a DCF coverage ratio of 1.5x.

Commenting on the outlook for Antero Midstream, Paul Rady, Chairman and CEO said, “The second quarter highlights the benefits of Antero Midstream’s integrated full value chain strategy, as Antero’s advanced completions drove record gathering, compression and fresh water delivery volumes for Antero Midstream. Additionally, Antero Midstream’s processing and fractionation investment is beginning to build significant momentum, as the Joint Venture’s first processing plant, Sherwood 7, was fully utilized during the second quarter and we recently placed on line the Joint Venture’s second processing plant, Sherwood 8, which is already fully utilized.  The Joint Venture’s next plant, Sherwood 9 (200 MMcf/d), is expected to be in service in January of 2018.”

The following table reconciles net income to adjusted EBITDA and distributable cash flow as used in this release (in thousands):

	Three months ended
	June 30,
	2016	2017
Net income	$49,912	$87,175
Interest expense	3,879	9,015
Depreciation expense	24,140	30,512
Accretion of contingent acquisition consideration	3,461	3,590
Equity-based compensation	6,793	6,951
Equity in earnings of unconsolidated affiliates	(484)	(3,623)
Distributions from unconsolidated affiliates	—	5,820
Adjusted EBITDA	$87,701	$139,440
Interest paid	(4,264)	(2,308)
Cash reserved/paid for bond interest (1)	—	(8,734)
Cash reserved for payment of income tax withholding upon vesting of Antero Midstream Partners LP equity-based compensation awards(2)	(1,000)	(2,431)
Cash distribution to be received from unconsolidated affiliate	778	—
Maintenance capital expenditures(3)	(5,710)	(16,422)
Distributable cash flow	$77,505	$109,545

Distributions Declared to Antero Midstream Holders
Limited Partners	$44,044	$59,695
Incentive distribution rights	2,731	15,328
Total Aggregate Distributions	$46,775	$75,023

DCF coverage ratio	1.7x	1.5x

(1)         Cash reserved for bond interest expense on Antero Midstream’s 5.375% senior notes outstanding during the period that is paid on a semi-annual basis on March 15th and September 15th of each year.

(2)         Estimate of current period portion of expected cash payment for income tax withholding attributable to vesting of Midstream LTIP equity-based compensation awards to be paid in the fourth quarter.

(3)         Maintenance capital expenditures represent the portion of our estimated capital expenditures associated with (i) the connection of new wells to our gathering and processing systems that we believe will be necessary to offset the natural production declines Antero Resources will experience on all of its wells over time, and (ii) water delivery to new wells necessary to maintain the average throughput volume on our systems.

Commenting on Antero Midstream’s quarterly results, Michael Kennedy, CFO of Antero Midstream said, “Antero Midstream reported another strong quarter with operating revenues and adjusted EBITDA increasing by 42% and 59% over the prior year quarter, respectively. Importantly, the strong second quarter results and peer leading distribution growth and DCF coverage keep us on track to achieve our 2017 guidance. Antero Midstream remains well capitalized, with debt to trailing twelve months adjusted EBITDA of 1.9x and over $1.2 billion of liquidity.”

Gathering and Processing — Current compression capacity is approximately 1.4 Bcf/d in the Marcellus and Utica combined and was over 83% utilized on average in the second quarter. Additionally, Antero Midstream connected 28 wells to its gathering system during the quarter.  Antero Resources is currently operating six drilling rigs on Antero Midstream dedicated acreage.

Water Handling and Treatment — Antero Midstream’s Marcellus and Utica fresh water delivery systems serviced 44 well completions during the second quarter of 2017, a 42% increase from the prior year quarter and 29% increase sequentially.  Antero Resources is currently operating five completion crews on Antero Midstream dedicated acreage. During the quarter, Antero Midstream continued construction on the Antero Clearwater Facility, which is expected to be placed into service in the fourth quarter of 2017 and have up to 60,000 Bbl/d of treating capacity.

Balance Sheet and Liquidity

As of June 30, 2017, Antero Midstream had $18 million in cash and $305 million drawn on its $1.5 billion bank credit facility, resulting in approximately $1.2 billion of liquidity.  Antero Midstream’s net debt to trailing twelve months adjusted EBITDA was 1.9x as of June 30, 2017.  For a reconciliation of consolidated net debt to consolidated total debt, the most comparable GAAP measure, please read “Non-GAAP Financial Measures.”

Capital Investments

Capital expenditures, excluding investments in the processing and fractionation joint venture, were $146 million in the second quarter of 2017 as compared to $90 million in the second quarter of 2016.  Capital invested in gathering systems and facilities was $88 million and capital invested in water handling and treatment assets was $58 million, including $46 million invested in the Antero Clearwater Facility. Investments in unconsolidated affiliates for the processing and fractionation joint venture were $31 million during the quarter.

AMGP Second Quarter 2017 Financial Results

AMGP’s equity in earnings from Antero Midstream Partners, which reflects the cash distributions from Antero Midstream, was $15.3 million.  Net loss for the second quarter of 2017 was $3.3 million as compared to net income of $1.6 million for the prior year quarter.  AMGP’s net loss and cash available for distribution for the three months ending June 30, 2017 included non-recurring and non-tax deductible general and administrative expenses related to the AMGP initial public offering. These general and administrative expenses are not included in the post-IPO period, as presented below.

AMGP’s cash distributions from Antero Midstream were $8.5 million for the period following the closing of the AMGP initial public offering on May 9, 2017 through June 30, 2017, net of $0.3 million of cash distributions on Series B units. General and administrative expenses and income taxes were $0.3 million and $3.2 million, respectively, resulting in cash available for distribution of $5.0 million.

The following table reconciles cash distributions from Antero Midstream and AMGP cash distribution per common share as presented in this release (in thousands):

	Three months ended June 30, 2017	Post-IPO Period
Cash distributions from Antero Midstream Partners LP	$15,328	$8,784
Cash distributions to AMGP	14,861	8,517
Cash distributions on Series B units of IDR LLC	467	267

AMGP

Cash distributions to AMGP	$14,861	$8,517
General and administrative expenses	(3,203)	(300)
Provision for income taxes	(5,755)	(3,248)
Cash available for distribution	$5,903	$4,969

DCF Coverage Ratio	—	1.0x

Common shares outstanding	—	186,170
Cash distribution per common share	$—	$0.027

Conference Call

A joint conference call for Antero Midstream and AMGP is scheduled on Thursday, August 3, 2017 at 10:00 am MT to discuss the quarterly results.  A brief Q&A session for security analysts will immediately follow the discussion of the results for the quarter.  To participate in the call, dial in at 1-888-347-8204 (U.S.), 1-855-669-9657 (Canada), or 1-412-902-4229 (International) and reference “Antero Midstream”.  A telephone replay of the call will be available until Friday, August 11, 2017 at 10:00 am MT at 1-844-512-2921 (U.S.) or 1-412-317-6671 (International) using the passcode 10108843.

Presentation

To access the live webcast and view the related earnings conference call presentation, visit Antero Midstream’s website at www.anteromidstream.com or AMGP’s website at www.anteromidstreamgp.com.  The webcast will be archived for replay on Antero Midstream’s website and AMGP’s website until Friday, August 11, 2017 at 10:00 am MT.  Information on Antero Midstream’s website and AMGP’s website does not constitute a portion of this press release.

Non-GAAP Financial Measures

Antero Midstream views Adjusted EBITDA as an important indicator of the Partnership’s performance.  Antero Midstream defines Adjusted EBITDA as Net Income before interest expense, depreciation expense, accretion of contingent acquisition consideration, equity-based compensation expense, excluding equity in earnings of unconsolidated affiliates, and including cash distributions from unconsolidated affiliates.

Antero Midstream uses Adjusted EBITDA to assess:

•                  the financial performance of the Partnership’s assets, without regard to financing methods in the case of Adjusted EBITDA, capital structure or historical cost basis;

•                  its operating performance and return on capital as compared to other publicly traded partnerships in the midstream energy sector, without regard to financing or capital structure; and

•                  the viability of acquisitions and other capital expenditure projects.

The Partnership defines Distributable Cash Flow as Adjusted EBITDA less interest paid, income tax withholding payments and cash reserved for payments of income tax withholding upon vesting of equity-based compensation awards, cash reserved for bond interest and ongoing maintenance capital expenditures paid.  Antero Midstream uses Distributable Cash Flow as a performance metric to compare the cash generating performance of the Partnership from period to period and to compare the cash generating performance for specific periods to the cash distributions (if any) that are expected to be paid to unitholders.  Distributable Cash Flow does not reflect changes in working capital balances.

Adjusted EBITDA and Distributable Cash Flow are non-GAAP financial measures.  The GAAP measure most directly comparable to Adjusted EBITDA and Distributable Cash Flow is Net Income.  The non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow should not be considered as alternatives to the GAAP measure of Net Income.  Adjusted EBITDA and Distributable Cash Flow are not presentations made in accordance with GAAP and have important limitations as an analytical tool because they include some, but not all, items that affect Net Income and Adjusted EBITDA.  You should not consider Adjusted EBITDA and Distributable Cash Flow in isolation or as a substitute for analyses of results as reported under GAAP.  Antero Midstream’s definition of Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of other partnerships.

The following table reconciles consolidated total debt to consolidated net debt as used in this release (in thousands):

June 30,
2017

Bank credit facility	$305,000
5.375% AM senior notes due 2024	650,000
Net unamortized debt issuance costs	(9,551)
Consolidated total debt	$945,449
Cash and cash equivalents	(17,533)
Consolidated net debt	$927,916

The following table reconciles net income to adjusted EBITDA for the twelve months ended June 30, 2017 as used in this release (in thousands):

Twelve Months Ended June 30,
2017

Net income	$306,141
Interest expense	32,162
Depreciation expense	109,946
Accretion of contingent acquisition consideration	16,748
Equity-based compensation	26,520
Equity in earnings of unconsolidated affiliate	(5,855)
Distributions from unconsolidated affiliates	13,522
Gain on asset sale	(3,859)
Adjusted EBITDA	$495,325

Antero Midstream is a limited partnership that owns, operates and develops midstream gathering, compression, processing and fractionation assets as well as integrated water assets that primarily service Antero Resources Corporation’s properties located in West Virginia and Ohio. Holders of Antero Midstream common units will receive a Schedule K-1 with respect to distributions received on the common units.

AMGP is a Delaware limited partnership that has elected to be classified as an entity taxable as a corporation for U.S. federal income tax purposes.  Holders of AMGP common shares will receive a Form 1099 with respect to distributions received on the common shares.  AMGP owns the general partner of Antero Midstream and indirectly owns the incentive distribution rights in Antero Midstream.

This release includes “forward-looking statements” within the meaning of federal securities laws.  Such forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond the Partnership’s and AMGP’s control.  All statements, other than historical facts included in this release, are forward-looking statements.  All forward-looking statements speak only as of the date of this release and are based upon a number of assumptions.  Although the Partnership and AMGP each believe that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that the assumptions underlying these forward-looking statements will be accurate or the plans, intentions or expectations expressed herein will be achieved.  For example, future acquisitions, dispositions or other strategic transactions may materially impact the forecasted or targeted results described in this release.  Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements.  Nothing in this release is intended to constitute guidance with respect to Antero Resources.

Antero Midstream and AMGP caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond the Partnership’s and AMGP’s control, incident to the gathering and processing and fresh water and waste water treatment businesses.  These risks include, but are not limited to, Antero Resources’ expected future growth, Antero Resources’ ability to meet its drilling and development plan, commodity price volatility, ability to execute the Partnership’s business strategy, competition and government regulations, actions taken by third-party producers, operators, processors and transporters, inflation, environmental risks, drilling and completion and other operating risks, regulatory changes, the uncertainty inherent in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under “Risk Factors” in Antero Midstream’s Annual Report on Form 10-K for the year ended December 31, 2016.

For more information, contact Michael Kennedy — CFO of Antero Midstream and AMGP at (303) 357-6782 or mkennedy@anteroresources.com.

ANTERO MIDSTREAM PARTNERS LP

Condensed Consolidated Balance Sheets

December 31, 2016 and June 30, 2017

(Unaudited)

(In thousands)

	December 31, 2016	June 30, 2017
Assets
Current assets:
Cash and cash equivalents	$14,042	17,533
Accounts receivable—Antero Resources	64,139	79,062
Accounts receivable—third party	1,240	1,237
Prepaid expenses	529	294
Total current assets	79,950	98,126
Property and equipment, net	2,195,879	2,394,276
Investment in unconsolidated affiliates	68,299	259,697
Other assets, net	5,767	9,838
Total assets	$2,349,895	2,761,937

Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$16,979	15,077
Accounts payable—Antero Resources	3,193	2,989
Accrued liabilities	61,641	77,096
Other current liabilities	200	204
Total current liabilities	82,013	95,366
Long-term liabilities:
Long-term debt	849,914	945,449
Contingent acquisition consideration	194,538	201,654
Other	620	515
Total liabilities	1,127,085	1,242,984

Partners’ capital:
Common unitholders - public (70,020 units and 77,672 units issued and outstanding at December 31, 2016 and June 30, 2017, respectively)	1,458,410	1,722,808
Common unitholder - Antero Resources (32,929 units and 108,870 units issued and outstanding at December 31, 2016 and June 30, 2017, respectively)	26,820	(219,183)
Subordinated unitholder - Antero Resources (75,941 issued and outstanding at December 31, 2016)	(269,963)	—
General partner	7,543	15,328
Total partners’ capital	1,222,810	1,518,953
Total liabilities and partners’ capital	$2,349,895	2,761,937

ANTERO MIDSTREAM PARTNERS LP

Condensed Consolidated Statements of Operations and Comprehensive Income

Three Months Ended June 30, 2016, and 2017

(Unaudited)

(In thousands, except per unit amounts)

	Three Months Ended June 30,
	2016	2017

Revenue:
Gathering and compression—Antero Resources	$71,715	98,633
Water handling and treatment—Antero Resources	64,893	95,004
Gathering and compression—third party	202	129
Total revenue	136,810	193,766
Operating expenses:
Direct operating	42,597	52,308
General and administrative (including $6,793 and $6,951 of equity-based compensation in 2016 and 2017, respectively)	13,305	14,789
Depreciation	24,140	30,512
Accretion of contingent acquisition consideration	3,461	3,590
Total operating expenses	83,503	101,199
Operating income	53,307	92,567
Interest expense, net	(3,879)	(9,015)
Equity in earnings of unconsolidated affiliates	484	3,623
Net income and comprehensive income	49,912	87,175
Net income attributable to incentive distribution rights	(2,731)	(15,328)
Limited partners’ interest in net income	$47,181	71,847

Net income per limited partner unit - basic and diluted	$0.27	0.39

Weighted average limited partner units outstanding - basic	176,172	186,065
Weighted average limited partner units outstanding - diluted	176,226	186,533

ANTERO MIDSTREAM PARTNERS LP

Consolidated Results of Segment Operations

Three Months Ended June 30, 2016, and 2017

(Unaudited)

(In thousands)

		Water
	Gathering and	Handling and	Consolidated
	Processing	Treatment	Total
Three months ended June 30, 2016
Revenues:
Revenue - Antero Resources	$71,715	64,893	136,608
Revenue - third-party	202	—	202
Total revenues	71,917	64,893	136,810

Operating expenses:
Direct operating	7,447	35,150	42,597
General and administrative (before equity-based compensation)	4,837	1,675	6,512
Equity-based compensation	5,301	1,492	6,793
Depreciation	16,964	7,176	24,140
Accretion of contingent acquisition consideration	—	3,461	3,461
Total expenses	34,549	48,954	83,503
Operating income	$37,368	15,939	53,307

Segment and consolidated Adjusted EBITDA	$59,633	28,068	87,701

Three months ended June 30, 2017
Revenues:
Revenue - Antero Resources	$98,633	95,004	193,637
Revenue - third-party	129	—	129
Total revenues	98,762	95,004	193,766

Operating expenses:
Direct operating	9,922	42,386	52,308
General and administrative (before equity-based compensation)	5,468	2,370	7,838
Equity-based compensation	5,237	1,714	6,951
Depreciation	22,271	8,241	30,512
Accretion of contingent acquisition consideration	—	3,590	3,590
Total expenses	42,898	58,301	101,199
Operating income	$55,864	36,703	92,567

Segment and consolidated Adjusted EBITDA	$89,192	50,248	139,440

ANTERO MIDSTREAM PARTNERS LP

Selected Operating Data

Three Months Ended June 30, 2016, and 2017

(Unaudited)

			Amount of
	Three Months Ended June 30,		Increase	Percentage
	2016	2017	(Decrease)	Change
Revenue:
Revenue - Antero Resources	$136,608	193,637	57,029	42%
Revenue - third-party	202	129	(73)	(36)%
Total revenue	136,810	193,766	56,956	42%
Operating expenses:
Direct operating	42,597	52,308	9,711	23%
General and administrative (before equity-based compensation)	6,512	7,838	1,326	20%
Equity-based compensation	6,793	6,951	158	2%
Depreciation	24,140	30,512	6,372	26%
Accretion of contingent acquisition consideration	3,461	3,590	129	4%
Total operating expenses	83,503	101,199	17,696	21%
Operating income	53,307	92,567	39,260	74%
Interest expense	(3,879)	(9,015)	(5,136)	132%
Equity in earnings of unconsolidated affiliates	484	3,623	3,139	649%
Net income	$49,912	87,175	37,263	75%
Adjusted EBITDA	$87,701	139,440	51,739	59%
Operating Data:
Gathering—low pressure (MMcf)	123,116	153,180	30,064	24%
Gathering—high pressure (MMcf)	114,013	157,806	43,793	38%
Compression (MMcf)	59,834	108,451	48,617	81%
Condensate gathering (MBbl)	180	*	*	*
Processing - Joint Venture (Mcf)	—	19,662	*	*
Fractionation - Joint Venture (Bbl)	—	368	*	*
Fresh water delivery (MBbl)	9,589	15,761	6,172	64%
Wastewater handling (MBbl)	2,740	3,400	660	24%
Wells serviced by fresh water delivery	31	44	13	42%
Gathering—low pressure (MMcf/d)	1,353	1,683	330	24%
Gathering—high pressure (MMcf/d)	1,253	1,734	481	38%
Compression (MMcf/d)	658	1,192	534	81%
Condensate gathering (MBbl/d)	2	*	*	*
Processing - Joint Venture (MMcf/d)	—	216	*	*
Fractionation - Joint Venture (Bbl/d)	—	4	*	*
Fresh water delivery (MBbl/d)	105	173	68	64%
Wastewater handling (MBbl/d)	30	37	7	24%
Average realized fees:
Average gathering—low pressure fee ($/Mcf)	$0.31	0.32	0.01	3%
Average gathering—high pressure fee ($/Mcf)	$0.19	0.19	—	—
Average compression fee ($/Mcf)	$0.19	0.19	—	—
Average gathering—condensate fee ($/Bbl)	$4.17	—	(4.17)	(100)%
Average fresh water delivery fee - Antero Resources($/Bbl)	$3.68	3.72	0.04	1%

*                 Not meaningful or applicable.

ANTERO MIDSTREAM PARTNERS LP

Consolidated Statements of Cash Flows

Six Months Ended June 30, 2016, and 2017

(Unaudited)

	Six months ended June 30,
	2016	2017
Cash flows from operating activities:
Net income	$92,829	162,267
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation	47,963	58,048
Accretion of contingent acquisition consideration	6,857	7,116
Equity-based compensation	12,766	13,237
Equity in earnings of unconsolidated affiliates	(484)	(5,854)
Distributions from unconsolidated affiliates	—	5,820
Amortization of deferred financing costs	726	1,267
Changes in assets and liabilities:
Accounts receivable—Antero Resources	10,918	(14,923)
Accounts receivable—third party	1,448	3
Prepaid expenses	(106)	235
Accounts payable	4,515	(523)
Accounts payable—Antero Resources	4	(204)
Accrued liabilities	(8,837)	8,449
Net cash provided by operating activities	168,599	234,938
Cash flows used in investing activities:
Additions to gathering systems and facilities	(96,969)	(155,365)
Additions to water handling and treatment systems	(78,625)	(95,451)
Investment in unconsolidated affiliates	(45,044)	(191,364)
Change in other assets	(3,090)	(4,804)
Net cash used in investing activities	(223,728)	(446,984)
Cash flows provided by financing activities:
Distributions to unitholders	(82,977)	(125,014)
Borrowings on bank credit facilities, net	140,000	95,000
Issuance of common units, net of offering costs	—	246,585
Employee tax withholding for settlement of equity compensation awards	—	(932)
Other	(93)	(102)
Net cash provided by financing activities	56,930	215,537
Net increase in cash and cash equivalents	1,801	3,491
Cash and cash equivalents, beginning of period	6,883	14,042
Cash and cash equivalents, end of period	$8,684	17,533
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$7,708	21,976
Supplemental disclosure of noncash investing activities:
Increase in accrued capital expenditures and accounts payable for property and equipment	$7,770	5,627

Antero Midstream GP LP

Condensed Consolidated Balance Sheets

December 31, 2016 and June 30, 2017

(Unaudited)

(In thousands)

	December 31, 2016	June 30, 2017
Assets
Current assets:
Cash	$9,609	11,391
Accounts receivable - related party	217	358
Total current assets	9,826	11,749
Investment in Antero Midstream Partners LP	7,543	15,328
Total assets	$17,369	27,077

Liabilities and Partners’ Capital
Current liabilities:
Accounts payable	$—	347
Accrued liabilities	426	1,483
Income taxes payable	6,674	3,584
Total current liabilities	7,100	5,414
Liability for equity-based compensation	—	2,723
Total liabilities	7,100	8,137
Partners’ capital	10,269	18,940
Total liabilities and partners’ capital	$17,369	27,077

Antero Midstream GP LP

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

Three Months Ended June 30, 2016 and 2017

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended June 30,
	2016	2017
Equity in earnings of Antero Midstream Partners LP	$2,731	15,328
Total income	2,731	15,328
General and administrative expense	145	3,203
Equity-based compensation	—	9,631
Total expenses	145	12,834
Income before income taxes	2,586	2,494
Provision for income taxes	(1,036)	(5,755)
Net income (loss) and comprehensive income (loss)	$1,550	(3,261)

Net loss attributable to Antero Midstream GP LP subsequent to IPO		$(1,621)

Net loss per common share		$(0.01)

Weighted average number of common shares outstanding (basic and diluted):		186,170

Antero Midstream GP LP

Condensed Consolidated Statements of Cash Flows

Six Months Ended June 30, 2016 and 2017

(Unaudited)

(In thousands)

	Six Months Ended June 30,
	2016	2017
Cash flows provided by operating activities:
Net income (loss)	$2,658	(6,560)
Adjustment to reconcile net income (loss) to net cash provided by operating activities:
Equity in earnings of Antero Midstream Partners LP	(4,581)	(26,881)
Distributions received from Antero Midstream Partners LP	2,819	19,096
Equity-based compensation	—	17,954
Deferred income taxes	(368)	—
Changes in current assets and liabilities:		—
Accounts receivable - related party	(201)	(141)
Accounts payable	—	347
Accrued liabilities	145	1,057
Income taxes payable	1,941	(3,090)
Net cash provided by operating activities	2,413	1,782
Cash flows used in investing activities	—	—
Cash flows used in financing activities	—	—
Net increase in cash	2,413	1,782
Cash, beginning of period	72	9,609
Cash, end of period	$2,485	11,391